EXHIBIT 2.2

                             Resignation of Director

I, Deanna Olson, resign as Director of Wireless Billboards Technologies, there being no disagreements or conflicts with the company.

Dated: this 23rd day of July, 2003


/s/Deanna Olson
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   Deanna Olson